Exhibit C

LOCK-UP AGREEMENT

________, 2026

Lucid Capital Markets, LLC

570 Lexington Avenue, 40th Floor

New York, New York 10022

Re:	Underwriting Agreement, dated __________, 2026 (the “Underwriting Agreement”), by and between Swarmer, Inc (the “Company”) and Lucid Capital Markets, LLC (the “Representative”), acting as representative to the several underwriters (collectively, the “Underwriters”)

Ladies and Gentlemen:

The undersigned irrevocably agrees, from the date hereof until one hundred and eighty (180) days following the Closing Date (as defined in the Underwriting Agreement) (such period, the “Restriction Period”), the undersigned will not, without prior written consent of the Representative, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate (as defined in the Underwriting Agreement) of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of common stock of the Company or securities convertible, exchangeable or exercisable into, shares of common stock of the Company beneficially owned, held or hereafter acquired by the undersigned (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the transfer agent of the Company from effecting any actions in violation of this letter agreement during the Restriction Period. The Representative may consent to an early release from the Restriction Period if, in its sole and absolute discretion, the market for the Securities would not be adversely impacted by sales and in cases of financial emergency.

The foregoing shall not apply to:

1.	transfers of the Securities as a bona fide gift or gifts;

2.	transfers the Securities to any immediate family member or to any trust for the direct or indirect benefit of the undersigned or the immediate family (as defined below) of the undersigned;

3.	if the undersigned is, or otherwise holds any the Securities through, a corporation, partnership, limited liability company, trust or other business entity (1) transfers without consideration to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributions of the Securities to limited partners, limited liability company members or stockholders of the undersigned;

4.	transfers of the Securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

5.	transfers of the Securities by operation of law, including pursuant to a court or regulatory agency order, a settlement agreement, a qualified domestic order or in connection with a divorce settlement;

6.	transactions relating to Securities acquired in the Offering (as defined in the Underwriting Agreement) or in open market purchase transactions after completion of the Offering;

7.	in connection with the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Trading Plan”) for the transfer of Securities, provided that (a) such plan does not provide for the transfer of Securities during the Restriction Period, (b) no public announcement or filing under the Exchange Act shall be voluntarily made by or on behalf of the undersigned or the Company during the Restriction Period regarding the establishment of such plan, and (c) to the extent a public announcement or filing under the Exchange Act, if any, is required by or on behalf of the undersigned or the Company regarding the establishment of a Rule 10b5-1 Trading Plan during the Restriction Period, such announcement or filing shall include a statement to the effect that no transfer of Securities may be made under such Rule 10b5-1 Trading Plan during the Restriction Period;

provided however, that the transferee agrees in writing with the Representative to be bound by the terms of this letter agreement and that no filing by any party under Section 16(a) of the Exchange Act shall be made voluntarily in connection with such transfer.

For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed or other Securities the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representative agrees that, at least two business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of common stock, the Representative will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service (or such other method approved by the Representative that satisfies the requirements of FINRA Rule 5131(d)(2)) at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representative hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration or that is to an immediate family member as defined in FINRA Rule 5130(i)(5) and (ii) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In addition, notwithstanding the foregoing, this letter agreement shall not restrict the delivery of shares of common stock to the undersigned upon (a) exercise of any options granted under any employee benefit plan of the Company; provided that any shares of common stock or Securities acquired in connection with any such exercise will be subject to the restrictions set forth in this letter agreement, (b) the exercise of warrants; provided that any shares of common stock or Securities acquired in connection with any such exercise will be subject to the restrictions set forth in this letter agreement, or (c) the receipt of restricted stock awards from the Company. This letter agreement shall also not restrict the disposition of shares of common stock to the Company pursuant to the terms of any such plan, arrangement or awards specified in clauses (a), (b) and (c) above to satisfy tax withholding obligations or the payment of taxes or any exercise price due with respect to the vesting of restricted stock awards or the cashless exercise or net exercise of stock options or upon termination of employment with the Company.

The undersigned acknowledges that the execution, delivery and performance of this letter agreement is a material inducement to each Underwriter to perform under the Underwriting Agreement and that each Underwriter (which shall be a third party beneficiary of this letter agreement) and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this letter agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Underwriting Agreement.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the securities to be sold thereunder, the undersigned shall be released form all obligations under this letter agreement.

This letter agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company, the Representative and the undersigned. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in Manhattan, for the purposes of any suit, action or proceeding arising out of or relating to this letter agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under the Underwriting Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The undersigned agrees and understands that this letter agreement does not intend to create any relationship between the undersigned and each Underwriter and that no issuance or sale of the Securities is created or intended by virtue of this letter agreement.

This letter agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a similar agreement for the benefit of the Underwriters.

This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any of other Person (as defined in the Underwriting Agreement).

*** SIGNATURE PAGE FOLLOWS***

This letter agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

Signature

Print Name

Position in Company, if any

Address for Notice:
c/o Swarmer, Inc
4515 Seton Center Pkwy #330
Austin, TX 78759

5